CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-150899 on Form S-8 of William Penn Bancorp, Inc. of our report dated September 28, 2010, relating to our audit of the consolidated financial statements which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of William Penn Bancorp, Inc. for the year ended June 30, 2010.

Wexford, Pennsylvania
September 28, 2010